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                             [VARLEN LETTERHEAD]


February 2, 1998



Raymond A. Jean
1130 North Green Bay Road
Lake Forest, IL 60045

Dear Ray:

The board of directors recognizes the excellent performance of the Corporation and its stock price over the last year and the integral role that you played. In recognition of the significant contribution that you have made and we expect that you will continue to make to the long term growth and profitability of the Corporation, the compensation committee of the board of directors with the approval of the full board of directors of Varlen Corporation hereby grants to you a one time payment of $425,000 payable on April 7, 2002, subject to the terms and conditions as set forth below.

This one time payment will be paid to you as regular income on April 7, 2002, less all applicable taxes and withholdings. The fixed dollar amount of this one time grant will not change in the event of a reorganization, recapitalization, stock split, stock dividend or any other change in the corporate structure or shares of the Corporation. Your rights to this one time payment may not be transferred by you or by the Corporation.

This one time payment will only be made if you are still employed with the Corporation or one of its affiliates. This one time payment shall not be affected by any change in your duties or responsibilities. In the event of your death, disability or retirement under one of the Corporation's benefit plans or if your employment is terminated within one year following a change in control of the Corporation, as defined in the Corporation's incentive stock option plan, you will be entitled to a proration of the one time payment on such date that you are no longer deemed to be an active employee. Should the Corporation unilaterally terminate your employment, other than for immoral or illegal acts as determined by the board of directors, you will be paid a prorated share of this one time payment. This commitment to make the one time payment shall not confer upon you any right to continue in the employ of the Corporation or interfere with the right of the Corporation to terminate your employment at any time for any reason.

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We look forward to your continuing significant contributions and to leading the Varlen team to further growth and profitability. We have high expectations for you!

Very truly yours,



/s/ Greg A. Rosenbaum
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Greg A. Rosenbaum
Chairman, Compensation Committee
Varlen Corporation Board of Directors